Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

XORTX THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Share Units, each Common Share Unit consisting of one common share, no par value, and one warrant, each to purchase one common share(3)	Rule 457(o)			$11,500,000	(6)	$92.70 per $1,000,000	$1,066.05
Fees to Be Paid	Equity	Common shares included in the Common Share Units(3)	Rule 457(g)
Fees to be Paid	Equity	Warrants included in the Common Share Units(3)	Rule 457(g)
Fees to Be Paid	Equity	Pre-Funded Warrant Units, each Pre-Funded Warrant Unit consisting of one pre-funded warrant to purchase one common share, no par value, and one warrant, each to purchase one common share(3)(4)	Rule 457(o)
Fees to be Paid	Equity	Common shares underlying the pre-funded warrants included in the Pre-Funded Warrant Units(3)	Rule 457(o)
Fees to be Paid	Equity	Warrants included in the Pre-Funded Warrant Units(3)	Rule 457(g)
Fees to Be Paid	Equity	Warrants to be issued to the Underwriters(5)	Rule 457(g)			$500,000		$92.70 per $1,000,000	$46.35
Fees to Be Paid	Equity	Common shares underlying Warrants to be issued to the Representative(5)	Rule 457(o)
Fees Previously Paid	-	-	-	-	-	-		-	-
	Total Offering Amounts					$12,000,000			$1,112.40
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,112.40

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). Includes the offering price attributable to additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common shares issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants), if any, is $11,500,000.
(5)	The Registrant will issue to the underwriters warrants to purchase a number of common shares equal to an aggregate of 5.0% of the common shares and/or pre-funded warrants sold in the offering. The exercise price of the underwriters’ warrants is equal to 100% of the offering price of the common shares and/or pre-funded warrants offered hereby. The underwriters’ warrants are exercisable beginning six months from the effective date of the offering, from time to time, in whole or in part, within five years commencing from the effective date of the offering.
(6)	Includes up to $1,150,000 of common shares and/or common share purchase warrants that are subject to the underwriter's option to purchase additional securities.